Via Facsimile and U.S. Mail
Mail Stop 6010


      January 20, 2006




Paul A. Binfield
Chief Financial Officer
Mayne Group Limited
Mayne Group House
390 St. Kilda Road
Melbourne, Victoria, 3004
Australia


Re:	Mayne Group Limited
	Form 20-F for Fiscal Year Ended December 31, 2004
	Filed November 9, 2004
	File Number 000-18892

Dear Mr. Binfield:

      We have completed our review of your Form 20-F and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief
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